EXHIBIT 10.2

WHEREAS, Green Mountain Power Corporation (the “Company”) maintains supplemental executive retirement plans pursuant to agreements (the “Agreements”) with Christopher L. Dutton, Stephen C. Terry and Walter S. Oakes; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) imposes new restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the Agreements; and

WHEREAS, Code section 409A is effective as to amounts deferred after 2004; and

WHEREAS, the Company wants to assure that the requirements and restrictions of Code section 409A will not apply to vested benefits earned or deferred under the Agreements prior to January 1, 2005;

NOW THEREFORE BE IT RESOLVED, That each Agreement is amended so that the benefits provided thereunder are limited to benefits which are earned or accrued and vested or nonforfeitable as of December 31, 2004.

RESOLVED FURTHER, That each Agreement is amended to provide that the actuarial adjustment for early commencement of benefit payments shall be six percent per year for each year.

RESOLVED FURTHER, That the Company hereby adopts new deferred compensation agreements (the “New Agreements”), effective January 1, 2005, which will provide as follows:

FIRST: The provisions of the New Agreements shall be the same as those of the corresponding Agreement except that (i) the New Agreements shall include a discretionary actuarial reduction for the early commencement of benefit payments as provided under the corresponding Agreement before the adoption of the foregoing amendment and (ii) the New Agreements shall not include any term, condition or provision that does not satisfy Code section 409A.

SECOND: The benefits provided under the New Agreements shall include (i) any benefits earned or accrued under the corresponding Agreement which are not vested or nonforfeitable as of December 31, 2004 and (ii) benefits earned or accrued on or after January 1, 2005.

THIRD: Each New Agreement shall provide that the benefit payable thereunder shall be reduced (but not below zero), on an actuarially equivalent basis, by the benefit payable under the corresponding Agreement.

RESOLVED FINALLY, That the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolutions all without the necessity of further action by this Board.